EXHIBIT 5.1



                                  July 10, 1997


Barry H. Fine
President and Chief Executive Officer
Fine Airlines, Inc.
2261 N.W. 67th Avenue, Bldg. 700
Miami, Florida 33122

                  RE:      Initial Public Offering

Gentlemen:

         On June 5, 1997, Fine Airlines, Inc., a Florida corporation whose name will be changed to Fine Air Services, Inc. upon filing of the Articles referred to below (the "Company") filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended (No. 333-28569) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to: (i) the sale by the Company of up to 8,675,000 shares (the "Company Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), and (ii) the sale by J. Frank Fine and Barry H. Fine of 1,100,000 shares of Common Stock (the "Selling Shareholder Shares"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         We have examined copies of (i) the Company's Amended and Restated Articles of Incorporation, which will be filed on the effective date of the Registration Statement (the "Articles") and Bylaws; (ii) resolutions of the Company's Board of Directors authorizing the offering and the issuance of the Company Shares and the Selling Shareholder Shares and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that:


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Barry H. Fine
July 10, 1997
Page 2



         1. Upon filing of the Articles, the Company Shares will be duly and validly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and nonassessable.

         2. Upon filing of the Articles, the Selling Shareholder Shares will be duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                    Sincerely,


                                    By:  /S/ GREENBERG TRAURIG HOFFMAN
                                             LIPOFF ROSEN & QUENTEL, P.A.
                                        ---------------------------------
                                        GREENBERG TRAURIG HOFFMAN
                                        LIPOFF ROSEN & QUENTEL, P.A.